FOR IMMEDIATE RELEASE
Contact: David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-766-1010 (ext. 1331)	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517

LACROSSE FOOTWEAR REPORTS THIRD QUARTER RESULTS

Strong Sales and Earnings Growth

Portland, Ore.—November 2, 2004 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded occupational and recreational footwear for expert users, today reported results for the third quarter ended September 25, 2004.

For the third quarter of 2004, LaCrosse reported consolidated net sales of $34.5 million, up 15% from $29.9 in the third quarter of 2003. For the first three quarters of 2004, net sales were $76.8 million, up 12% from $68.4 million in the same period of 2003. Consolidated net income was $3.9 million, or $0.64 per share, in the third quarter of 2004, up 82% from $2.1 million, or $0.36 per share, in the third quarter of 2003. For the first three quarters of 2004, consolidated net income was $4.8 million, or $0.78 per share, up 218% from $1.5 million, or $0.25 per share, in the same period of 2003.

The Company has successfully increased sales of both its occupational and recreational footwear. LaCrosse has also benefited from the occupational market’s year-around demand to partially offset the seasonality of its recreational sales, which are usually stronger in the second half of the year. Occupational sales were $15.8 million for the third quarter and $45.0 million for the first three quarters of 2004, up from $11.6 million and $37.4 million, respectively, for the same periods in 2003. The growth in occupational sales spanned multiple product categories, including boots for public safety, general work and firefighting. The Government Services Administration (GSA) delivery orders for military boots contributed $2.8 million to sales for the third quarter and $7.5 million for the first three quarters of 2004, with a remaining balance of $2.2 million expected to be shipped in the fourth quarter. Recreational sales were $18.7 million for the third quarter and $31.8 million for the first three quarters of 2004, up from $18.3 million and $31.0 million, respectively, for the same periods in 2003.

The Company continued to improve its overall gross margin, which was 35.1% of net sales for the third quarter of 2004, up from 31.4% for the same period of 2003, an increase of 370 basis points. The continued margin improvement reflects the increased sales of the Company’s new, higher margin products and improved factory utilization due to the GSA order. Excluding a charge of $0.9 million related to the sale of its PVC boot line and closure of its Claremont, New Hampshire manufacturing facility, selling and administrative expenses increased 5% from the third quarter of 2003, due primarily to an increase in employee incentive compensation. Because of continued improvements in systems, forecasting and management processes, the Company also lowered its inventory by $5.7 million from the third quarter of 2003.

“We are pleased with our growth in sales, gross margins and earnings in the third quarter, which is usually our strongest period in the year,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “During the quarter, we continued our strategic transition away from low-priced footwear, increased our penetration into targeted segments of the occupational market and reinforced our position in recreational markets with the success of our new products. Our growth strategy continues to focus on leveraging our powerful brands with technology innovation, compelling marketing initiatives and enhanced customer service. We also remain committed to improving gross margins, increasing profitability and strengthening our balance sheet. We are excited about our progress and our opportunities for long-term revenue growth.”

During the third quarter of 2004, the Company utilized its remaining federal net operating loss carryforwards. As a result, beginning in the fourth quarter of 2004, the Company expects to present income tax expense on future earnings.

About LaCrosse Footwear

LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert occupational and recreational users. The Company’s trusted Danner® and LaCrosse® brands are distributed through a nationwide network of specialty retailers and distributors. Occupational customers include workers in law enforcement, agriculture, firefighting, construction, industry, military services and others that need high-performance and protective footwear as a critical tool for their jobs. Recreational customers include people active in hunting, fishing, hiking and other outdoor activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:

•	Petroleum prices and their effects on transportation costs, footwear component costs, and ultimately product costs.
•	Consumer confidence and related demand for footwear, including occupational and outdoor footwear.
•	Weather and its impact on the demand for outdoor footwear.
•	Dealer inventory levels.
•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.
•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.
•	United States and/or foreign trading rules, regulations and policies, including export/import regulations and regulations affecting manufacturers and/or importers.
•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

Condensed Consolidated Statements of Operations	Quarter Ended		Three Quarters Ended
	(Unaudited)		(Unaudited)
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Net sales	$34,484	$29,900	$76,810	$68,362
Cost of goods sold	22,375	20,509	51,498	47,378

Gross profit	12,109	9,391	25,312	20,984
Selling and administrative expenses	8,219	6,979	20,273	18,718

Operating income	3,890	2,412	5,039	2,266
Non-operating expenses, net	(60)	(272)	(351)	(771)

Income before income tax benefit	3,830	2,140	4,688	1,495
Income tax benefit	(62)	--	(62)	--

Net income	$3,892	$2,140	$4,750	$1,495

Net income per common share, basic	$0.66	$0.36	$0.81	$0.25
Net income per common share, diluted	$0.64	$0.36	$0.78	$0.25
Weighted average shares outstanding:
Basic	5,894	5,874	5,886	5,874
Diluted	6,057	5,932	6,062	5,898

Condensed Consolidated Balance Sheets	(Unaudited) September 25, 2004	* December 31, 2003	(Unaudited) September 27, 2003
ASSETS:
Cash and cash equivalents	$--	$--	$--
Accounts receivable - net	29,229	13,412	24,011
Inventories	21,680	24,042	27,420
Prepaid expenses and other assets	1,917	1,415	1,385

Total current assets	52,826	38,869	52,816
Property and equipment, net	3,673	4,644	4,825
Goodwill and other assets	11,767	11,728	11,767

Total Assets	$68,266	$55,241	$69,408

LIABILITIES & EQUITY:
Current portion of long-term debt	$--	$2,219	$2,998
Notes payable, bank	12,827	5,319	18,690
Accounts payable and accrued liabilities	8,330	5,578	6,919

Total current liabilities	21,157	13,116	28,607
Long-term debt, less current maturities	--	--	--
Other long-term liabilities	4,403	4,249	4,217
Total shareholders' equity	42,706	37,876	36,584

Total Liabilities and Equity	$68,266	$55,241	$69,408

*  Derived from the December 31, 2003 audited financial statements.

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